Exhibit 99.4

NEWS

93 West Main Street, Clinton, CT 06413

Connecticut Water Service

Increases Cash Dividend on Common Shares by Nearly 5%

Annualized Dividend on Common Stock Increased to $1.31 per Share

Clinton, Connecticut – May 9, 2019 – Connecticut Water Service, Inc. (NASDAQ: CTWS) announced that its board of directors has approved a 4.8 percent increase in the company’s regular quarterly cash dividend, raising the quarterly amount to $0.3275 per share on the company’s common stock, representing an annualized dividend of $1.31.

The quarterly cash dividend on common shares was increased from $0.3125 per quarter and will be effective with the dividend declared by the board on common shares that is payable on June 17, 2019, for shareholders of record as of June 3, 2019.

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News media / investor contact:

Daniel J. Meaney, APR

Director of Corporate Communications

Connecticut Water Service, Inc.

93 West Main Street

Clinton, CT 06413-1600

dmeaney@ctwater.com

860.664.6016

This news release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the company’s results of operation, financial position and long-term strategy. These forward-looking statements are based on current information and expectations and are subject to risks and uncertainties discussed in our filings with the Securities and Exchange Commission, which could cause the company’s actual results to differ materially from expected results. We undertake no obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.